Exhibit 99.1
FOR FURTHER INFORMATION:
At Community Shores Bank Corporation:

Heather D. Brolick	Tracey A. Welsh
President and CEO	Senior Vice President and CFO
1-231-780-1845	1-231-780-1847
hbrolick@communityshores.com	twelsh@communityshores.com
COMMUNITY SHORES RECEIVES NOTIFICATION OF FAILURE TO SATISFY A
CONTINUED LISTING RULE OR STANDARD
     MUSKEGON, Mich. — December 28, 2009 — Community Shores Bank Corporation (the “Company”) (NASDAQ: CSHB), Muskegon’s only locally headquartered independent community banking organization, reported that on December 21, 2009, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it no longer meets Nasdaq’s continued listing requirement under Listing Rule 5550(a)(2) (the “Bid Price Rule”) because the bid price for the Company’s common stock has closed below $1.00 per share for 30 consecutive business days.
     The notification does not result in the immediate delisting of the Company’s common stock from The Nasdaq Capital Market because, pursuant to Listing Rule 5810(c)(3)(A), the Company has 180 days (until June 21, 2010), to regain compliance with the Bid Price Rule. If by June 21, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for at least 10 consecutive business days, Nasdaq has stated that it will notify the Company that compliance has been attained and that this matter will be closed.
     If compliance with the Bid Price Rule cannot be established by June 21, 2010, the Company’s common stock will be subject to delisting from The Nasdaq Capital Market. The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on The Nasdaq Capital Market. The Company plans to continue to evaluate its options with respect to maintaining the listing of its common stock on The Nasdaq Capital Market.

About the Company
Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $267 million in assets. The Company’s stock is listed on the NASDAQ Capital Market under the symbol ‘CSHB.’ For further information, please visit the Company’s web site at: www.communityshores.com.
Forward Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.